Exhibit 5

The Langer Biomechanics Group, Inc. Announces Execution of Tender Offer Agreement with OthoStrategies, Inc.

DEER PARK, N.Y. - December 29, 2000 - The Langer Biomechanics Group, Inc. (NASDAQ- GAIT) today announced that it had executed a Tender Offer Agreement ("Agreement") with OrthoStrategies, Inc. ("OSI") and OrthoStrategies Acquisition Corp. ("Purchaser"), a wholly-owned subsidiary of OSI. The Agreement provides, subject to satisfaction of certain conditions, for the commencement of a cash tender offer by Purchaser for up to 75% of the outstanding shares of common stock of the Company at $1.525 per share, with a minimum tender condition of 1,332,722 shares corresponding to 51% of the outstanding shares. Shareholders holding an aggregate of 1,355,606 shares of common stock of the Company, representing 51.9% of the outstanding shares, have agreed to tender their shares in the tender offer. Upon consummation of the tender offer, Andrew H. Meyers, the President and a principal stockholder of OSI, is expected to become the Chief Executive Officer and President of the Company. In addition, upon completion of the proposed tender offer, it is anticipated that all of the current directors of Langer will resign from the Board of Directors and Andrew
H. Meyers and, at Purchaser's option, up to four additional persons designated by Purchaser, will be appointed to the Board of Directors of the Company. To enable OSI to fund the growth of the Company, the Company will grant to OSI, effective as of the closing of the tender offer, a 180-day option to purchase up to 1,400,000 shares of common stock of the Company, with an initial exercise price of $1.525 per share, increasing to $1.60 per share prior to expiration. The closing of the tender offer is subject to certain conditions specified in the Agreement.

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates," or the negative thereof, other variations thereon or comparable terminology, or by discussions of strategy.

No assurance can be given that the future results covered by the forward-looking statements will be achieved, and other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements.